REPORT AND CONSENT OF INDEPENDENT AUDITORS








The Stockholders and Board of Directors
Air Packaging Technologies, Inc.
Valencia, CA


The audit referred to in our report dated March 30, 1998, included the related financial statement schedule as of December 31, 1997, and for the year then ended included in the Registration Statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ Hein + Associates llp

Hein + Associates llp
Certified Public Accountants

Orange, California
July 26, 2000